ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-200212 Dated May 1, 2015

UBS AG $• Return Optimization Securities

Linked to an Equally Weighted Basket of Equity Securities due on or about November 15, 2016

Investment Description

UBS AG Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of an equally weighted basket (the “underlying basket”) of equity securities (each, a “basket equity”). At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the underlying basket from the trade date to the final valuation date (the “underlying basket return”). If the underlying basket return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the product of the multiplier multiplied by the underlying basket return, up to the maximum gain. If the underlying basket return is zero, UBS will repay the principal amount at maturity. However, if the underlying basket return is negative, UBS will repay less than the principal amount at maturity, if anything, resulting in the loss of a percentage of your principal amount equal to the underlying basket return, and in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If the issuer were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑	Enhanced Growth Potential: At maturity, the Securities enhance any positive underlying basket return up to the maximum gain.

❑

Full Downside Market Exposure at Maturity: If the underlying basket return is negative, UBS will repay less than the principal amount at maturity, if anything, resulting in the loss of a percentage of your principal amount equal to the underlying basket return. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer.

Key Dates*

Trade Date**	May 7, 2015
Settlement Date**	May 14, 2015
Final Valuation Date	November 7, 2016
Maturity Date	November 15, 2016

*	Expected. See page 2 for additional details.

**	We expect to deliver each offering of the Securities against payment on or about the fifth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to three business days before delivery of the Securities will be required, by virtue of the fact that each Note initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full amount of your initial investment in the Securities at maturity, and the Securities have the same downside market risk as the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-25 of the Optimization & Performance Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These preliminary terms relate to Return Optimization Securities linked to an equally weighted basket of equity securities. The basket equities are described in more detail beginning on page 9 of this free writing prospectus. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The Securities are offered at a minimum investment of $1,000 per Security, and integral multiples of $1,000 in excess thereof.

Underlying Basket	Weighting of Each Basket Equity	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Initial Basket Level	CUSIP	ISIN
An Equally Weighted Basket of Equity Securities	1/3	3.0	30.60%	$1,306.00	100	90270KES4	US90270KES42

The estimated initial value of the Securities as of the trade date is expected to be between $932.70 and $952.70 for Securities linked to an equally weighted basket of equity securities. The range of the estimated initial value of the Securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this free writing prospectus.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the Optimization & Performance Strategies product supplement relating to the Securities, dated November 17, 2014, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the Optimization & Performance Strategies product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$1,000.00	$21.00	$979.00
Total	$•	$•	$•

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Optimization & Performance Strategies product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Optimization & Performance Strategies product supplement dated November 17, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413667/d818874d424b2.htm

♦	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Securities” refer to the Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Optimization & Performance Strategies product supplement” mean the UBS product supplement, dated November 17, 2014, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Key Risks” in this free writing prospectus and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as the underlying basket.

♦

You believe the underlying basket will appreciate over the term of the Securities and that the percentage of appreciation is unlikely to exceed an amount equal to the maximum gain indicated on the cover hereof.

♦	You understand and accept that your potential return is limited to the maximum gain and you would be willing to invest in the Securities based on the maximum gain indicated on the cover hereof.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the basket equities.

♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that has the same downside market risk as the underlying basket.

♦

You believe that the level of the underlying basket will decline during the term of the Securities and that the final basket level is likely to be less than the initial basket level, or you believe the underlying basket will appreciate over the term of the Securities by more than the maximum gain.

♦	You seek an investment that has unlimited return potential without a cap on appreciation or you would be unwilling to invest in the Securities based on the maximum gain indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You seek current income from this investment or prefer to receive the dividends paid on the basket equities.

♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” in this free writing prospectus and the more detailed “Risk Factors” in the Optimization & Performance Strategies product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Security
Term	Approximately 18 months. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Maximum Gain	30.60%.
Multiplier	3.0

Underlying Basket	The Securities are linked to an equally weighted basket of equity securities (each a “Basket Equity”):
	Basket Equity	Weighting of Basket Equities	Bloomberg Symbol	Initial Basket Equity Price
	Las Vegas Sands Corp.	1/3	LVS	$•
	MGM Resorts International	1/3	MGM	$•
	Wynn Resorts, Limited	1/3	WYNN	$•

Payment at Maturity (per Security)

If the underlying basket return is positive, UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 × the lesser of (a) Underlying Basket Return x Multiplier and (b) Maximum Gain).

If the underlying basket return is zero, UBS will pay you an amount in cash equal to your principal amount:

$1,000.

If the underlying basket return is negative, UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$1,000 + ($1,000 x Underlying Basket Return).

In such a case, you will lose a percentage of your principal amount equal to the underlying basket return and, in extreme situations, you could lose all of your initial investment.

Underlying Basket Return	The quotient, expressed as a percentage of the following formula: Final Basket Level - Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Basket Level	The basket closing level on the final valuation date, as determined by the calculation agent, calculated as follows: 100 × [1 + (the sum of each basket equity return multiplied by its weighting)].
Basket Equity Return	With respect to each basket equity, the percentage change from the respective initial basket equity price to the respective final basket equity price, calculated as follows:
Final Basket Equity Price - Initial Basket Equity Price Initial Basket Equity Price
Initial Basket Equity Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the Optimization & Performance Strategies product supplement).
Final Basket Equity Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the Optimization & Performance Strategies product supplement).

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Optimization & Performance Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities at maturity. You will be exposed to any decline in the underlying basket from the initial basket level to the final basket level. Therefore, if the underlying basket return is negative, you will lose a percentage of your principal amount equal to the underlying basket return, and in extreme situations, you could lose all of your initial investment.

♦

The stated payout by the issuer applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is only available if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying basket is equal to or greater than the initial basket level.

♦

The multiplier applies only at maturity — If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier and the return you realize may be less than the product of the multiplier multiplied by the underlying basket’s return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier, subject to the maximum gain, from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain. Therefore, you will not benefit from any positive underlying basket return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain, and your return on the Securities may be less than it would be in a direct investment in the underlying basket or the basket equities.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying basket and the basket equities, and will depend on whether, and the extent to which, the respective basket equity returns are positive or negative. The prices of the basket equities can rise or fall sharply due to factors specific to the basket equities and their respective issuers (“basket equity issuers”), as well as general market factors. These factors may include stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into each basket equity issuer and basket equity for your Securities. For additional information regarding each basket equity issuer, please see “Las Vegas Sands Corp.,” “MGM Resorts International” and “Wynn Resorts, Limited” in this free writing prospectus and the respective basket equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable basket equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price and volatility of the basket equities, the expected dividends on the basket equities, if applicable, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying basket, the prices of the basket equities; the volatility of the basket equities; the dividend rate paid on the basket equities, if applicable; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Changes in the prices of the basket equities may offset each other — The Securities are linked to an equally weighted basket of equity securities. While the prices of some basket equities may increase over the term of the Securities, the prices of other basket equities may increase by less during the term of the Securities and may even decline. Therefore, increases in the prices of one or more basket equities may be offset by lesser increases or decreases in the prices of one or more of the other basket equities when determining whether the final basket level of the underlying basket is less than the initial basket level and in calculating the underlying basket return and the payment at maturity on the Securities.

♦

Owning the Securities is not the same as owning the basket equities — The return on your Securities may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not benefit from any positive underlying basket return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the basket equities may have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether, and the extent to which, the level of the underlying basket will rise or fall. There can be no assurance that the final basket level will be equal to or greater than the initial basket level. The final basket level of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket equity issuers. You should be willing to accept the risks of owning equities in general and the basket equities in particular, and the risk of losing some or all of your initial investment.

♦

Risks of investing in the gaming sector — The underlying basket is comprised of the common stock of companies in the gaming sector. companies in the gaming sector include those engaged in casino operations, race track operations, sports and horse race betting operations, online gaming operations and/or the provision of related equipment and technologies. The securities of such companies will be sensitive to changes in, and its performance will depend to a greater extent on, the overall condition of the gaming sector. Companies in the gaming sector are highly regulated, and state and Federal legislative changes and licensing issues (as well as the laws of other countries) can significantly impact their ability to operate in certain jurisdictions, the activities in which such companies are allowed to engage and the profitability of companies in the sector. Companies in the same sector often face similar obstacles, issues and regulatory burdens. As a result, the securities of gaming companies owned may react similarly to, and move in unison with, one another. The gaming sector may also be negatively affected by changes in economic conditions, consumer tastes and discretionary income levels, intense competition and technological developments. In addition, the gaming sector is characterized by the use of various forms of intellectual property, which are dependent upon patented technologies, trademarked brands and proprietary information. Companies operating in the gaming sector are subject to the risk of significant litigation regarding intellectual property rights, which may adversely affect and financially harm such companies. Furthermore, certain jurisdictions may impose additional restrictions on securities issued by gaming companies organized or operated in such jurisdictions.

♦

Risks of investing in the consumer discretionary sector — To the extent that the basket equity issuers continue to be concentrated in the consumer discretionary sector, the basket equities (and therefore the underlying basket) will be sensitive to changes in, and its performance will depend to a greater extent on, the overall condition of the consumer discretionary sector. Companies engaged in the consumer discretionary sector are subject to fluctuations in supply and demand. These companies may also be adversely affected by changes in consumer spending as a result of world events, political and economic conditions, commodity price volatility, changes in exchange rates, imposition of import controls, increased competition, depletion of resources and labor relations.

♦

There is no affiliation between any basket equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently or from time to time in the future engage in business with the basket equity issuers. However, we are not affiliated with any basket equity issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into each basket equity and the basket equity issuers. The basket equity issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The basket equity issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting a basket equity, the calculation agent may make adjustments to the initial basket equity price of the affected basket equity. However, the calculation agent will not make an adjustment in response to all events that could affect a basket equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the Optimization & Performance Strategies product supplement as necessary to achieve an equitable result. Following certain corporate events relating to a basket equity issuer where such issuer is not the surviving entity, the amount you receive at maturity may be based on an equity security of a successor to the respective issuer of such basket equity in combination with any cash or any other assets distributed to holders of the basket equity in such corporate event. If a basket equity issuer becomes subject to (i) a corporate event whereby the basket equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Securities and your payment at maturity, if any. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the Optimization & Performance Strategies product supplement.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the basket equities, may adversely performance of the basket equities and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the basket equity issuers, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying basket return and the payment at maturity of the Securities based on the closing prices of the basket equities. The calculation agent can postpone the determination of the initial basket equity prices, final basket equity prices, initial basket level or final basket level if a market disruption event occurs and is continuing on the trade date or final valuation date, respectively. As UBS determines the economic terms of the Securities, including the maximum gain and multiplier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying basket to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” herein and “Supplemental U.S. Tax Considerations” in the Optimization & Performance Strategies product supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $1,000 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be set on the trade date; amounts may have been rounded for ease of analysis):

Investment Term:	Approximately 18 months
Initial Basket Level:	100
Multiplier:	3
Maximum Gain:	30.60%
Range of Underlying Basket Performance:*	40% to -100%

*	The underlying basket performance range is provided for illustrative purposes only.

Final Basket Level	Underlying Basket Return*	Payment at Maturity	Security Total Return at Maturity
140.00	40.00%	$1,306.00	30.60%
135.00	35.00%	$1,306.00	30.60%
130.00	30.00%	$1,306.00	30.60%
125.00	25.00%	$1,306.00	30.60%
120.00	20.00%	$1,306.00	30.60%
115.00	15.00%	$1,306.00	30.60%
110.20	10.20%	$1,306.00	30.60%
110.00	10.00%	$1,300.00	30.00%
106.00	6.00%	$1,180.00	18.00%
104.00	4.00%	$1,120.00	12.00%
102.00	2.00%	$1,060.00	6.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$800.00	-20.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

*	The underlying basket return excludes any cash dividend payments on the basket equities.

Example 1 — The Final Basket Level is 104 (resulting in an Underlying Basket Return of 4%).

Because the underlying basket return is 4%, the payment at maturity per $1,000 principal amount of the Securities will be calculated as follows (resulting in a 12% total return):

$1,000 + ($1,000 × 3 × 4%)

= $1,000 + $120

= $1,120

Example 2 — The Final Basket Level is 115 (resulting in an Underlying Basket Return of 35%).

Because the underlying basket return of 15%, when multiplied by the multiplier, is greater than the maximum gain of 30.60%, the payment at maturity will be calculated as follows (resulting in a 30.60% total return, equal to the maximum gain):

$1,000 + ($1,000 × 30.60%)

= $1,000 + $306

= $1,306

Example 3 — The Final Basket Level is 100 (resulting in an Underlying Basket Return of 0%).

Because the underlying basket return is 0%, UBS will repay the principal amount and the payment at maturity is equal to $1,000 per Security (resulting in a 0% total return).

Example 4 — The Final Basket Level is 50 (resulting in an Underlying Basket Return of -50%).

Because the underlying basket return is -50%, UBS will pay you less than the principal amount and the payment at maturity per Security is as follows (resulting in a -50% total return):

$1,000 + ($1,000 x -50%) =

$500

Accordingly, if the underlying basket return is negative, UBS will pay you less than the principal amount, if anything, resulting in the loss of a percentage of your principal amount that is equal to the underlying basket return and, in extreme situations, you could lose all of your initial investment.

Las Vegas Sands Corp.

According to publicly available information, Las Vegas Sands Corp. (“LV Sands”) is global developer of destination properties that feature accommodations, gaming, entertainment and retail, convention and exhibition facilities, restaurants and other amenities. LV Sands currently owns and operates integrated resorts in Asia and the United States. LV Sands’ principal operating and developmental activities occur in three geographic areas: Macao, Singapore and the United States. In Macao, LV Sands owns and operates The Venetian Macao Resort Hotel; Sands Cotai Central; the Four Seasons Hotel Macao, Cotai Strip; the Plaza Casino; and the Sands Macao. In Singapore, LV Sands owns and operates the Marina Bay Sands. LV Sands’ properties in the United States include The Venetian Resort Hotel Casino, The Palazzo Resort Hotel Casino and the Sands Expo Center on the Las Vegas Strip, and the Sands Casino Resort Bethlehem in Bethlehem, Pennsylvania. Information filed by LV Sands with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32373, or its CIK Code: 0001300514. LV Sands’ website is http://www.sands.com. LV Sands’ common stock is listed on the New York Stock Exchange under the ticker symbol “LVS.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for LV Sands, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of LV Sands on April 29, 2015 was $52.90. The actual initial basket equity price will be the closing price of LV Sands on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$50.60	$36.34	$42.22
4/1/2011	6/30/2011	$47.51	$37.82	$42.21
7/1/2011	9/30/2011	$49.21	$37.33	$38.34
10/3/2011	12/30/2011	$48.50	$36.71	$42.73
1/3/2012	3/30/2012	$59.12	$42.17	$57.57
4/2/2012	6/29/2012	$61.05	$42.29	$43.49
7/2/2012	9/28/2012	$46.77	$36.41	$46.37
10/1/2012	12/31/2012	$47.38	$40.56	$46.16
1/2/2013	3/28/2013	$56.56	$48.75	$56.35
4/1/2013	6/28/2013	$59.49	$49.47	$52.93
7/1/2013	9/30/2013	$66.90	$51.79	$66.42
10/1/2013	12/31/2013	$78.87	$64.33	$78.87
1/2/2014	3/31/2014	$87.81	$73.40	$80.78
4/1/2014	6/30/2014	$82.87	$72.48	$76.22
7/1/2014	9/30/2014	$77.94	$60.15	$62.21
10/1/2014	12/31/2014	$64.54	$52.31	$58.16
1/2/2015	3/31/2015	$60.56	$51.42	$55.04
4/1/2015*	4/29/2015*	$59.56	$52.90	$52.90
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through April 29, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of Las Vegas Sands Corp. from January 3, 2005 through April 29, 2015, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

MGM Resorts International

According to publicly available information, MGM Resorts International (“MGM”) is a holding company which, through its wholly-owned subsidiaries, operates a portfolio of destination resort brands. MGM primarily owns and operates casino resorts, which offer gaming, hotel, dining, entertainment, retail and other resort amenities. Other resort amenities may be owned and operated by MGM but managed by third parties for a fee or leased to third parties. MGM has two reportable segments that are based on the regions in which it operates: wholly owned domestic resorts and MGM China. MGM currently owns 15 wholly owned resorts in the United States. MGM China’s operations consist of the MGM Macau resort and casino and the development of a gaming resort in Cotai, Macau. Information filed by MGM with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10362, or its CIK Code: 0000789570. MGM’s website is http://www.mgmresorts.com. MGM’s common stock is listed on the New York Stock Exchange under the ticker symbol “MGM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for MGM, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of MGM on April 29, 2015 was $21.11. The actual initial basket equity price will be the closing price of MGM on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$16.76	$12.33	$13.15
4/1/2011	6/30/2011	$15.72	$11.89	$13.21
7/1/2011	9/30/2011	$15.87	$9.15	$9.29
10/3/2011	12/30/2011	$12.02	$8.23	$10.43
1/3/2012	3/30/2012	$14.74	$11.04	$13.62
4/2/2012	6/29/2012	$13.93	$10.33	$11.16
7/2/2012	9/28/2012	$11.41	$9.00	$10.75
10/1/2012	12/31/2012	$11.81	$9.30	$11.64
1/2/2013	3/28/2013	$13.51	$12.09	$13.15
4/1/2013	6/28/2013	$15.86	$11.99	$14.78
7/1/2013	9/30/2013	$20.44	$14.87	$20.44
10/1/2013	12/31/2013	$23.52	$18.44	$23.52
1/2/2014	3/31/2014	$28.39	$23.28	$25.86
4/1/2014	6/30/2014	$26.72	$23.02	$26.40
7/1/2014	9/30/2014	$27.35	$22.16	$22.78
10/1/2014	12/31/2014	$23.25	$18.01	$21.38
1/2/2015	3/31/2015	$22.85	$19.13	$21.03
4/1/2015*	4/29/2015*	$22.61	$20.88	$21.11
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through April 29, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of MGM from January 2, 2004 through April 29, 2015, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Wynn Resorts, Limited

According to publicly available information, Wynn Resorts, Limited (“Wynn Resorts”) is a developer, owner and operator of destination casino resorts. It owns and operates two destination casino resorts. In Las Vegas, Nevada, it owns and operates Wynn Las Vegas, which includes Encore at Wynn Las Vegas. In the Macau Special Administrative Region of the People’s Republic of China (Macau) it owns and operates Wynn Macau, which includes Encore at Wynn Macau. It has two segments: Las Vegas Operations and Macau Operations. The Las Vegas Operations features two hotel towers which offer accommodations, amenities and service with hotel rooms, suites, casino, casual and fine dining, spas, lounges, and retail space. The Las Vegas Operations also features nightclubs, showrooms, a beach club, recreation and leisure facilities, meeting space, and theaters. The Macau Operations include hotel rooms and suites, casino gaming space, casual and fine dining, spas, lounges, meeting facilities, health clubs and retail space. Information filed by Wynn Resorts with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50028, or its CIK Code: 0001174922. Wynn Resorts’ website is http://www.wynnresorts.com. Wynn Resorts’ common stock is listed on the NASDAQ Global Select Market under the ticker symbol “WYNN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Wynn Resorts, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Wynn Resorts on April 29, 2015 was $108.77. The actual initial basket equity price will be the closing price of Wynn Resorts on the trade date. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$130.81	$108.99	$127.16
4/1/2011	6/30/2011	$149.74	$129.40	$143.54
7/1/2011	9/30/2011	$165.25	$115.08	$115.08
10/3/2011	12/30/2011	$139.73	$102.20	$110.49
1/3/2012	3/30/2012	$130.00	$106.64	$124.88
4/2/2012	6/29/2012	$135.04	$97.38	$103.72
7/2/2012	9/28/2012	$115.69	$92.79	$115.44
10/1/2012	12/31/2012	$122.90	$104.33	$112.49
1/2/2013	3/28/2013	$126.52	$115.50	$125.16
4/1/2013	6/28/2013	$143.11	$118.04	$127.97
7/1/2013	9/30/2013	$159.74	$126.14	$158.01
10/1/2013	12/31/2013	$194.21	$157.21	$194.21
1/2/2014	3/31/2014	$247.95	$191.83	$222.15
4/1/2014	6/30/2014	$227.46	$193.64	$207.56
7/1/2014	9/30/2014	$218.61	$178.99	$187.08
10/1/2014	12/31/2014	$190.01	$138.97	$148.76
1/2/2015	3/31/2015	$159.34	$122.92	$125.88
4/1/2015*	4/29/2015*	$136.63	$108.77	$108.77

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through April 29, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of Wynn Resorts, Limited from January 2, 2004 through April 29, 2015, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the Optimization & Performance Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying basket. If your Securities are so treated, you should generally not accrue any income with respect to your Securities prior to their maturity, sale or exchange and you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment as described above, as further described under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the Optimization & Performance Strategies product supplement.

In 2007, the Internal Revenue Service (“IRS”) released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” of the Optimization & Performance Strategies product supplement, unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Non-U.S. Holders. If you are not a U.S. holder, subject to Section 871(m) of the Code and “FATCA” (discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

We will not attempt to ascertain whether any basket equity issuer would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If a basket equity issuer and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. Holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the basket equities as United States real property holding corporations and the Securities as United States real property interests. You should carefully review the potential tax consequences that are set forth in the prospectuses for each basket equity.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the basket equities), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents for Securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that Non-U.S. Holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the Non-U.S. Holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisors about the application of FATCA, in particular, if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there may not be interest payments over the entire term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local or other (including non-U.S.) taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to Raymond James & Associates, Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” in this free writing prospectus.